Exhibit 10.1

RUMBLEON, INC.

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is by and between RumbleOn, Inc., a Nevada corporation (the “Company”), and Michael Francis (“Executive”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Executive Employment Agreement between the Company and Executive, dated as of August 31, 2021 (the “Employment Agreement”).

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company will terminate effective July 15, 2023 (the “Separation Date”); and

WHEREAS, Executive and the Company are entering into this Agreement to memorialize the terms and conditions of Executive’s termination of employment.

NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company enter into this Agreement on the following terms and conditions:

1. Separation. Executive’s employment with the Company will terminate effective on the Separation Date. Effective as of the Separation Date, Executive will have resigned (and will be deemed to have resigned without any further action by Executive) from all of Executive’s positions with the Company and its affiliates and subsidiaries (and as a fiduciary of any benefit plan of the Company and its affiliates and subsidiaries). Executive shall execute such additional documents as reasonably requested by the Company to evidence the foregoing. The Separation Date shall be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Company acknowledges and agrees that Executive’s entry into this Agreement will serve as notice of termination for all purposes under the Employment Agreement, and, to the Executive’s and the Company’s knowledge, Executive is otherwise in compliance with the Employment Agreement. Executive and the Company acknowledge and agree that they will each communicate (both internally and externally) Executive’s separation of employment as Executive’s resignation. The Company agrees that Executive will have approval rights with respect to any internal and external communications made by the Company relating to the terms and conditions of Executive’s separation of employment with the Company. In the event a press release is distributed in connection with Executive’s separation of employment, such press release shall be mutually agreed upon between the Company and Executive.

2. Accrued Obligations. Within ten (10) days following the Separation Date (or such earlier time as may be required by applicable law), the Company shall pay Executive the Accrued Obligations, which shall include three (3) weeks of accrued PTO but not include any other bonus amounts. Executive shall be entitled to the payments and benefits described in this Section 2 regardless of whether Executive executes this Agreement.

3. Severance Benefits. Subject to and conditioned upon Executive’s execution (and non-revocation) of this Agreement, the Company will pay or provide Executive with the following:

(a) an amount equal to $450,000, payable in a single lump sum within ten (10) days following the Effective Date (as defined below);

(b) Eighty-Five Percent (85%) of all outstanding restricted stock units (RSUs) and other equity-based awards outstanding on the Separation Date (the “Equity Awards”) shall immediately become fully vested as of the Effective Date. The remaining fifteen percent (15%) of Equity Awards shall become fully vested at the conclusion of the Advisory Period. The Company and Executive acknowledge and agree that all outstanding Equity Awards as of the date hereof are set forth and shall vest as shown on Exhibit A attached hereto;

(c) if Executive accepts this Agreement and timely elects to continue Executive’s participation in the Company’s health plans, the Company will contribute to the premium costs of Executive’s COBRA continuation coverage at the same rate that it contributes to group medical, dental and vision insurance premiums (as applicable) for its active employees, until the earlier of (i) eighteen (18) months after the Separation Date and (ii) the date Executive is no longer entitled to coverage under COBRA; and

(d) with respect to Executive’s ancillary expenses related to his termination of employment, an amount equal to $25,000, payable in a single lump sum with ten (10) days following the Separation Date.

4. Release.

(a) Executive Release. In exchange for the consideration provided to Executive pursuant to this Agreement, and for other good and valuable consideration, Executive, on behalf of Executive and Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Executive Releasors”), hereby releases and forever waives and discharges any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (collectively, “Claims”) that Executive or any of the other Executive Releasors ever had, now have, or might have against the Company and its current, former, and future affiliates, subsidiaries, parents, and related companies (collectively, the “Releasees” and each a “Releasee”), arising at any time prior to and including the date Executive executes or re-executes (as applicable) this Agreement, whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the Releasees, or the termination of such employment or other relationship; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the Releasees, whether written or oral, whether express or implied, at any time prior to the date Executive executes or re-executes (as applicable) this Agreement; (c) Claims arising under any federal, state, foreign, or local law, rule, ordinance, or public policy, including Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Code, and all labor and employment discrimination laws, and including specifically the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise, as all such laws have been amended from time to time, or any other federal, state, foreign, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory; provided, however, that the foregoing release of Claims shall not waive or release (A) any Claims that arise after the date Executive executes or re-executes (as applicable) this Agreement; (B) any Claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any Claims that cannot be waived or released as a matter of law; (D) any rights Executive may have as a member or holder of equity or other securities of the Company, including the Equity Awards, and/or (E) any rights or Claims to indemnification under applicable law, the Company’s governing documents, or Section 20 of the Employment Agreement or rights or Claims to coverage under the Company’s or its affiliates’ or subsidiaries’ directors’ and officers’ liability (or other liability) insurance policies or programs (which shall expressly survive and continue following Executive’s termination of employment and service).

(b) Company Release. In exchange for the consideration provided to the Company pursuant to this Agreement, and for other good and valuable consideration, the Company, on behalf of the Company and the Company’s subsidiaries, affiliates, shareholders, agents, predecessors, successors and assigns (collectively, “Company Releasors”), hereby releases and forever waives and discharges any and all claims, demands, causes of action, suits, controversies, actions, cross-claims, counterclaims, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever that the Company or any of the other Company Releasors ever had, now have, or might have against Executive arising at any time prior to and including the date the Company executes this Agreement, whether such claims are known to the Company or unknown to the Company, and whether such claims are accrued or contingent; provided that the Company Releasors do not waive or release any claims arising from or attributable to Executive’s fraud or willful misconduct or their right to enforce this Agreement.

5. Restrictive Covenants. Executive hereby acknowledges and agrees that Executive is subject to the restrictive covenants set forth in Sections 6-9 of the Employment Agreement (the “Restrictive Covenants”), and hereby agrees to continue to be bound by and subject to such Restrictive Covenants, and that such Restrictive Covenants will survive the termination of Executive’s employment and the Separation Date.

6. Mutual Non-Disparagement Covenant. Executive agrees that he will not, at any time in the future, in any way disparage the Company or its current and former officers, directors and products, verbally or in writing, or make any statements to the press or to third parties that may be derogatory or detrimental to Company’s business reputation. Likewise, the Company and its officers, directors, and employees will not, at any time in the future, make any derogatory or disparaging statements to any third parties about Executive, verbally or in writing or make any statements to the press or to third parties that may be derogatory or detrimental to Executive’s reputation. Nothing in the paragraph shall preclude either party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process.

7. Consulting Services. Following the execution of this Agreement, the Company and Executive agree to negotiate in good faith the terms of a consulting agreement providing for Executive to provide approximately ten (10) hours per month of advisory services to the Company. The duration of the consulting agreement shall be referred to as the “Advisory Period”. Executive agrees that, during the Advisory Period, he will not accept any engagement or employment adverse to the interests of the Company, nor will he render any advice or counsel to any party adverse to the Company. In contemplation of such services, Executive may retain, for his personal use, the possession of, and the Company hereby transfers ownership of, the Company-issued laptop computer, monitor, printer and docking station used by Executive before the Separation Date together with the related loaded software, accessories and power cords, provided, however, that the Company shall be entitled to image the laptop before such transfer and remove all proprietary and confidential information that exists on such computer. Upon expiration of the Advisory Period, the Company may terminate or elect not to renew any software licenses paid for by the Company. Furthermore, the Company can request that Executive destroy any remaining information in the possession of the Executive that pertains to the Company that is not necessary for Executive to retain for tax or financial purposes.

8. No Assignments; Binding Effect. Except as provided in this Section 8, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the operations and/or assets of the Company. As used in this Agreement, the term “Company” shall mean the Company and any successor to its operating and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including Executive’s estate, in the event of Executive’s death), and their respective permitted successors and assigns.

9. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with Section 17 of the Employment Agreement, which is hereby incorporated herein by reference as if fully set forth herein.

10. Entire Agreement. Executive understands that this Agreement constitutes the complete understanding between the Company and Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and the Company or its affiliates with respect to the subject matter herein. No other promises or agreements shall be binding unless in writing and signed by both the Company and Executive after the Effective Date of this Agreement. Whenever in this Agreement the word “including” or “include” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text. Executive shall not be deemed to have breached this Agreement (or any agreement incorporated herein by reference) unless the Company has provided Executive with written notice detailing such breach and provided Executive with a reasonable opportunity to cure such breach (if curable).

11. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after sent by reputable overnight express courier (charges prepaid). Such notices, demands and other communications shall be addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention Board of Directors, or to such other address as either party may specify by notice to the other actually received.

12. Miscellaneous. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.

13. Tax Matters. The Company may withhold from any and all amounts payable to Executive under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation, including, but not limited to, the withholding of an amount of the Equity Awards sufficient for the Company to pay any tax liability due as a result of the vesting of such Equity Awards.

14. Time to Consider; Effectiveness. Executive understands that Executive will have twenty-one (21) days from the Separation Date to consider the terms and conditions of the Release. Executive understands that Executive may execute the Release less than forty-five (45) days, but agrees that such execution will represent Executive’s knowing waiver of such consideration period. Executive may accept the Release by signing it and returning it to the Company within such forty-five (45) day period. After executing the Release, Executive shall have seven (7) days (the “Revocation Period”) to revoke the Release by indicating Executive’s desire to do so in writing delivered to the Company by no later than 5:00 p.m. on the seventh (7th) day after the date that Executive signs this Agreement. The effective date of the Release shall be the eighth (8th) day after Executive signs the Release (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.

15. Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

RUMBLEON, INC.

By:
Dated:
Name:	Steven J. Pully
Title:	Executive Chairman

EXECUTIVE

Dated:

Print Name:	Michael Francis

Separation Agreement Signature Page

EXHIBIT A

Schedule of Equity Awards

1. Total Outstanding Restricted Stock Units	62,752

2. Units Vesting on Effective Date	53,339

3. Units Vesting at end of Advisory Period	9,413